Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and Administration
(603) 880-9500
Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone 2nd Quarter Same-Store Sales Jump 7.8 Percent

Strong Performance Raises Q2 and Year-End Earnings Forecast

NASHUA, N.H., August 6, 2003 – Buoyed by a strong Father’s Day performance and continued customer demand for proprietary products, specialty retailer Brookstone, Inc. (Nasdaq: BKST) today announced that same-store sales for the second quarter of 2003 jumped 7.8 percent.

Brookstone also announced that the Company’s strong performance would result in better-than-forecast earnings for the second quarter and the year.

Total sales for the quarter ended August 2, 2003, climbed 13.0 percent to $80.5 million, compared to $71.2 million for the second quarter of last year. Sales in the Direct-to-Customer segment rose 10.9 percent to $14.0 million as compared to the same period in 2002, based on a 12.5 percent increase in catalog circulation, including significant growth in Internet transactions on www.brookstone.com.

For the first six months of 2003, total sales increased 10.6 percent to $141.4 million, compared to $127.9 million for the first six months of 2002. Same-store sales for the first six months of 2003 jumped 7.0 percent, while Direct-to-Customer sales grew by 5.1 percent to $24.1 million, compared to $23.0 million last year.

Based on strong second-quarter sales, Brookstone is projecting a second quarter net loss of between $0.25 to $0.27 per diluted share, compared to a net loss in the second quarter of 2002 of $0.26 per diluted share, which included a one-time gain of $0.05 on curtailment of retiree medical benefits.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss through the first three quarters and makes its profit in the fourth quarter.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony credited the second-quarter results to several key factors, including:

•	A strong Father’s Day performance

•	Continued consumer demand for the company’s proprietary products

•	A new Direct Marketing initiative that led to increased direct-to-customer and retail store sales

•	A marked improvement in the performance of Brookstone airport stores

•	Positive consumer response to the Company’s new store design that is being unveiled this year.

“We are extremely pleased with our performance in the second quarter, and believe it bodes well for another successful year as we enter the second half of 2003,” Mr. Anthony said. “We recorded impressive sales around the Father’s Day period, particularly of our Brookstone proprietary products, which provide our company a high margin and keep our brand top-of-mind with consumers.”

“Additionally, our new data-driven, Direct Marketing initiative continues to show impressive results, as an increasing number of customers who receive our targeted catalog mailings use the catalogs as a call-to-action to make a direct-to-customer purchase, and/or a destination purchase at a Brookstone store. Because of the success of this test program, we plan to substantially increase the circulation of our Brookstone catalog in the second half of the year.”

Mr. Anthony also credited the Company’s second-quarter success to impressive results at retail stores, both in airports and shopping malls. “Our airport stores have performed very well recently, rebounding from negative first quarter same-store sales, to now being positive for the year. We have long been confident of the potential of our airport stores, and we feel that the strong second quarter portends well for the remainder of the year.”

“Moreover, customer response to our new store design also contributed to our success. In the second quarter, we opened three new stores and remodeled four stores, all in our new store design that has captured the imagination of customers and generated increased sales. To date in 2003, we have opened six stores and remodeled five stores. For the year, we plan to open 18-20 new stores, with six more opening in the third quarter and the remainder to open in the fourth quarter.”

Looking forward to the second half of the year and the upcoming Holiday shopping season, Mr. Anthony said: “Brookstone is poised for continued strong performance. In the next several weeks and months, we will introduce more than 100 new, innovative and proprietary products, in all categories, that we believe will capture the public’s attention and drive business among all of our sales channels.”

Based on the strong performance of the first two quarters, and the potential for success in the third and fourth quarters, Brookstone is raising its earnings forecast for Fiscal 2003,

from $1.60 to $1.65 per diluted share, to between $1.65 and $1.70 per diluted share, an increase of up to 22 percent over the $1.40 per diluted share Brookstone earned in 2002.

Brookstone, Inc. is a specialty retailer that operates 260 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as an e-commerce web site at http://www.Brookstone.com.

# # #

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.